Exhibit 3(i)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ST. LAWRENCE SEAWAY CORPORATION

(to be known as CARBON NATURAL GAS COMPANY)

INTRODUCTION

St. Lawrence Seaway Corporation was incorporated upon the filing of its original Certificate of Incorporation in the office of the Secretary of State of Delaware on August 22, 2007.

This Amended and Restated Certificate of Incorporation of St. Lawrence Seaway Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, is hereby duly adopted pursuant to and in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law.

ARTICLE 1

Name

The name of the corporation is CARBON NATURAL GAS COMPANY.

ARTICLE 2

Registered Office and Address

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3

Purpose and Powers

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

ARTICLE 4

Capitalization

4.1                                 Authorized Shares.  The total number of shares of stock that the Corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, each with par value of $0.01 (the “Common Stock”) and (ii) One Million (1,000,000) shares of preferred stock, each with par value of $0.01 (the “Preferred Stock”).

4.2                                 Preferred Stock.  The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of such Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding).  If the number of shares of any series is to be so decreased, the shares constituting such decrease shall resume the status of undesignated shares of Preferred Stock.

4.3                                 Dividends on Common Stock.  Subject to applicable law and rights, if any, of the holders of any outstanding class or series of Preferred Stock, dividends on the Common Stock may be declared and paid out of funds of the Corporation legally available therefor and shall be paid solely in the discretion of the Board of Directors.

4.4                                 Liquidation Rights.  In the event of the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the outstanding shares of Common Stock shall be entitled to receive the funds of the Corporation remaining for distribution to its stockholders (after any distribution required to be made to the holders of Preferred Stock).  For purposes of this Section 4.4, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other persons (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntarily or involuntarily.

4.5                                 Voting Rights.  Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote.  Except as otherwise required by law or this Certificate of Incorporation (including any Certificate of Designation relating to Preferred Stock) holders of any class or series of Preferred Stock, shall not be entitled to voting rights.  Except as otherwise required by this Certificate of Incorporation (including any Certificate of Designation relating to Preferred Stock), no holders of Common Stock or Preferred Stock shall have preemptive rights.  In the election of directors, no stockholder shall be entitled to cumulate votes on behalf of any candidate.

ARTICLE 5

Directors

5.1                                 Management.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2                                 Number of Directors.  Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall initially be not less than one nor more than twelve as fixed from time to time by or pursuant to the Bylaws of the Corporation.  Each director, other than a director who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall hold office until his successor is elected and qualified or until his earlier resignation or removal.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE 6

Bylaws

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power, to make, alter, amend or repeal the Bylaws.

ARTICLE 7

Limitations of Directors’ Liability

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director, except as to liability (i) for any breach of the director’s duty of loyalty to the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent provided or permitted by the Delaware General Corporation Law, as so amended.  Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation under this Article 7 as in effect immediately prior to such repeal or modification with respect to any liability that would have accrued, but for this Article 7, prior to such repeal or modification.

ARTICLE 8

Indemnification

8.1                                 The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives;

provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.

8.2                                 Expenses (including attorneys’ fees) incurred by a director or officer in defending or otherwise participating in any proceeding in advance of its final disposition shall be paid by the Corporation upon its receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under applicable law.  Such expenses (including attorneys’ fees) incurred by former directors, officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

8.3                                 The rights to indemnification and to the advance of expenses conferred by this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

8.4                                 Any repeal or modification of this Article 8 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9

Amendments

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, as from time to time amended, in the manner now or hereafter prescribed by law; and all rights preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by or pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article 9.  Except as otherwise provided by law and this Certificate of Incorporation, the provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the approval of a majority of votes entitled to be cast by the holders of Common Stock; provided, however, that with respect to any proposed amendment of this Certificate of Incorporation (including any Certificate of Designation relating to any series or class of Preferred Stock) which would alter or change the powers, preferences or special rights of any class or series of Preferred Stock so as to adversely affect them, the approval of a majority of the votes entitled to be cast by the holders of the shares of such class or series of Preferred Stock affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock.

ARTICLE 10

Transactions with Directors and Officers

The Corporation shall have the authority, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law, or by any other applicable law, to enter into any contract or transaction with one or more of its directors or officers, or with any corporation, partnership, joint venture, trust, association or other entity in which one or more of its directors or officers are directors or officers or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

ARTICLE 11

Compromise with Creditors

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

This Amended and Restated Certificate of Incorporation shall have a delayed effective date of May 2, 2011.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending and restating the Certificate of Incorporation pursuant to the Delaware General Corporation Law, does hereby make and file this Amended and Restated Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 27th day of April, 2011.

/s/ Kevin D. Struzeski
Kevin D. Struzeski,
Secretary and Treasurer